Exhibit 4.08

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE HEREOF MAY BE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.

Warrant Issue Date: September 23, 2008	Warrant No. B1-1

STOCK PURCHASE WARRANT

For value received, Amyris Biotechnologies, Inc. (the “Company”), a California corporation, hereby certifies that ES East Associates, LLC, a California limited liability company (the “Holder”) or its permitted assign(s) is entitled to purchase from the Company at the Exercise Price (as defined below), at any time or from time to time during the Exercise Period (as defined below), in whole or in part, 2,009 shares of Warrant Stock of the Company at the Exercise Price. This Warrant is subject the following terms and conditions.

1.      Certain Definitions.

(a)        “Change in Control” means any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, do not hold at least a majority of the resulting or surviving corporation’s voting power immediately after such consolidation, merger or reorganization, or the sale, lease, or other disposition of all or substantially all of the assets of the Company.

(b)        “Exercise Period” means the period commencing on the Warrant Issue Date and ending on the date that is the earliest to occur of (x) 5:00 p.m. (prevailing local time at the principal executive office of the Company) on the date 10 years from issuance, (y) a Change in Control, or (z) the closing of an initial public offering of the Company’s common stock pursuant to a registration statement Under the Securities Act of 1933, as amended (the “Securities Act”).

(c)        “Exercise Price” means $25.26.

(d)        “Warrant Stock” means shares of the Company’s Series B-1 Preferred Stock.

2.      Exercise of Warrant.

(a)        The purchase rights represented by this Warrant are exercisable by the Holder, in whole or in part, during the Exercise Period by the surrender of this Warrant, with the form of Subscription Agreement attached hereto as Annex A duly completed and executed by the Holder, to the Company at its principal executive office, accompanied by payment in cash, in lawful money of the United States of America, including by certified or official bank check made payable to the order of the Company or by wire transfer of immediately available funds to an account designated by the Company, of an amount equal to the Exercise Price multiplied by the number of shares of Warrant Stock being purchased pursuant to such exercise of the Warrant.

(b)        If the fair market value of one share of Warrant Stock is greater than the Exercise Price (at the date of calculation as set forth below), then in lieu of exercising this Warrant for cash, the Holder may elect to receive shares of Warrant Stock equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant during the Exercise Period at the principal office of the Company together with the properly completed Subscription Agreement and notice of such election in which event the Company shall issue to the Holder a number of shares of Warrant Stock computed using the following formula:

X = Y (A-B)
A

Where	X =	the number of shares of Warrant Stock to be issued to the Holder

	Y =	the number of shares of Warrant Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

	A =	The fair market value of one share of the Company’s Warrant Stock (at the date of such calculation)

	B =	Exercise Price (as adjusted to the date of such calculation)

For purposes of the above calculation, the fair market value of one share of Warrant Stock shall be the fair value as determined in good faith by the Company’s Board of Directors or a duly appointed committee of the Board; provided, however, that in the event that the Warrant is being exercised in connection with the Company’s initial public offering, the fair market value per share shall be the per share offering price of the Company’s initial public offering.

(c)        This Warrant may be exercised for less than the full number of shares of Warrant Stock first shown above, provided that this Warrant may not be exercised in part for less than a whole number of shares of Warrant Stock. Upon any such partial exercise, the Company at its expense will forthwith issue to the Holder a new Warrant or Warrants of like tenor exercisable for the number of shares of Warrant Stock as to which rights have not been exercised (subject to adjustment as herein provided).

(d)        As soon as practicable after the exercise of this Warrant and payment of the aggregate Exercise Price, and in any event within 20 business days thereafter, the Company, at its expense, will cause to be issued in the name of and delivered to the Holder a certificate or certificates for the number of duly authorized, validly issued, fully paid and non-assessable shares of Warrant Stock to which the Holder shall be entitled upon such exercise, plus, in lieu of any fractional share to which the Holder would otherwise be entitled, cash in an amount determined in accordance with Section 3(d) hereof. The Company agrees that the shares so purchased shall be deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been exercised.

(e)        Prior to the exercise of this Warrant, the Holder shall not be entitled to any rights of a shareholder of the Company with respect to shares for which this Warrant shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company.

3.      Adjustments.

(a)        Adjustments Generally. In order to prevent dilution of the rights granted hereunder in the specific circumstances contemplated by this Section 3, the number of shares of Warrant Stock underlying this Warrant and the Exercise Price shall be subject to adjustment from time to time in accordance herewith. Upon each adjustment of the Exercise Price pursuant to this Section 3, the Holder shall thereafter be entitled to acquire upon exercise, at the Exercise Price resulting from such adjustment, the number of shares of the Company’s Warrant Stock determined by (i) multiplying (A) the Exercise Price in effect immediately prior to such adjustment by (B) the number of shares of Warrant Stock issuable upon exercise hereof immediately prior to such adjustment, and (ii) dividing the product thereof by the Exercise Price resulting from such adjustment.

(b)        Subdivisions and Combinations. In case the Company shall at any time subdivide its outstanding shares of Warrant Stock into a greater number of shares (including, without limitation, through any stock split effected by means of a dividend on the Warrant Stock which is payable in Warrant Stock), the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Warrant Stock of the Company shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased.

(c)        Reorganization, Reclassification, Consolidation, Merger or Sale of Assets. If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of a significant amount of assets to another corporation shall be effected in such a way that (i) does not constitute a Change in Control, and (ii) holders of Warrant Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Warrant Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the Holder shall have the right to acquire and receive upon exercise of this Warrant in accordance with the terms hereof such shares of stock, securities, cash or other property of the successor corporation that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, reclassification, consolidation, merger or sale if this Warrant had been exercised immediately before such reorganization, reclassification, consolidation, merger or sale. The foregoing provisions shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers or sales and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Warrant. In all events, appropriate adjustments (as determined by the Board of Directors of the Company) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

(d)        Fractional Shares. The Company shall not issue fractions of shares of Warrant Stock upon exercise of this Warrant or scrip in lieu thereof. If any fraction of a share of Warrant Stock would, except for the provisions of this Section 3(d), be issuable upon exercise of this Warrant, then the Company shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100) of a share, to be computed on the basis of the fair market value per share as determined by the Board of Directors of the Company in accordance with the provisions of Section 2(b).

(e)        Certificate as to Adjustments. Whenever the Exercise Price shall be adjusted as provided in Section 3 hereof, the Company shall promptly compute such adjustment and furnish to the Holder a certificate setting forth such adjustment and showing in reasonable detail the facts requiring such adjustment, the Exercise Price that will be effective after such adjustment and the number of shares and the amount, if any, of other property that at the time would be received upon the exercise of this Warrant.

4.      Reservation of Stock Issuable on Exercise of Warrant. The Company shall at all times reserve and keep available out of its authorized but unissued stock, solely for the issuance and delivery upon the exercise of this Warrant, such number of its duly authorized shares of Warrant Stock as from time to time shall be issuable upon the exercise of this Warrant. All of the shares of Warrant Stock issuable upon exercise of this Warrant, when issued and delivered in accordance with the terms hereof and thereof, will be duly authorized, validly issued, fully paid and non-assessable, subject to no lien or other encumbrance other than restrictions on transfer arising under applicable securities laws and restrictions imposed by Section 6(a) hereof and the Agreements to which reference is made in Section 6(b) hereof.

5.      Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement reasonably satisfactory to the Company (with surety if reasonably required), or (in the case of mutilation) upon surrender and cancellation thereof, the Company will issue, in lieu thereof, a new Warrant of like tenor and amount.

6.      Negotiability. This Warrant is issued upon the following terms:

(a)        Transfer. By acceptance hereof, the Holder acknowledges and agrees that, except upon the prior written consent of the Company, this Warrant may not be transferred, and this Warrant may be exercised only by the Holder. Holder is acquiring the Warrant and the shares of Warrant Stock issuable upon exercise hereof for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and Holder has no present intention of selling, granting any participation in, or otherwise distributing the same.

(b)        Agreements. As a condition to the Company’s obligation to issue shares of capital stock upon exercise hereof, the Holder shall execute the Subscription Agreement attached hereto as Annex A and such stock transfer restriction and voting agreements as may reasonably be requested by the Company.

(c)        Transfer Taxes. The Company shall not be required to pay any federal or state transfer tax or charge that may be payable in respect of any transfer involved in the transfer or delivery of this Warrant or the issuance or delivery of certificates for Warrant Stock in a name other than that of the Holder or to issue or deliver any certificates for Warrant Stock upon the exercise of this Warrant until any and all such taxes and charges shall have been paid by the Holder or until it has been established to the Company’s reasonable satisfaction that no such tax or charge is due.

(d)        Compliance with Securities Laws. The Holder, by acceptance hereof, acknowledges that this Warrant and the shares of Warrant Stock to be issued upon exercise hereof are being acquired solely for the Holder’s own account and not as a nominee for any other patty, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant or any shares of Warrant Stock to be issued upon exercise hereof except under circumstances that will not result in a violation of applicable federal and state securities laws.

7.      Subdivision of Rights. Subject to Section 6, this Warrant (as well as any new Warrants issued pursuant to the provisions of this Section 7) is exchangeable, upon the surrender hereof by the Holder, at the principal executive office of the Company for any number of new Warrants of like tenor and date representing in the aggregate the right to subscribe for and purchase the number of shares of Warrant Stock of the Company which may be subscribed for and purchased hereunder.

8.      Miscellaneous.

(a)        Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) the next business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company and to the Holder at the address or facsimile number set forth on such party’s signature page hereof or at such other address as the Company or the Holder may designate by 10 days’ advance written notice to the other parties hereto.

(b)        Books of the Company. The Company may treat the holder hereof as appearing on the Company’s books at any time as the holder for all purposes.

(c)        Headings. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect the meaning hereof.

(d)        Amendment: Waiver. This Warrant and any term hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, discharge or termination is sought. No waivers of any term, condition or provision of this Warrant, in anyone or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

(e)        Benefits of this Warrant. Nothing in this Warrant shall be construed to give any person or corporation other than the Company and the Holder any legal or equitable right, remedy or claim under this Warrant and this Warrant shall be for the sole and exclusive benefit of the Company and the Holder and any other permitted holder or holders of the Warrant.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed and delivered by its authorized officer, as of the date first above written.

AMYRIS BIOTECHNOLOGIES, INC.

By:	/s/ Tamara L. Tompkins

Name:	Tamara L. Tompkins

Title:	General Counsel & Corporate Secretary

AGREED TO AND ACCEPTED:

HOLDER ES EAST ASSOCIATES, LLC

By:	/s/ Richard K. Robbins

Name:	Richard K. Robbins

Title:	Managing Editor

ANNEX A

SUBSCRIPTION AGREEMENT

Date:

To:

The undersigned (the “Purchaser”), pursuant to the provisions set forth in the attached Warrant, hereby irrevocably elects (check and complete appropriate box);

☐ to purchase              shares of Warrant Stock (the “Warrant Shares”) covered by such Warrant and herewith makes payment of $            , representing the full purchase price for such shares at the price per share provided for in such Warrant.

☐ to exercise the Warrant with respect to              shares of Warrant Stock, pursuant to Section 2(b) of the Warrant.

Purchaser represents and warrants to the Company as follows:

1.            Investment Representations. Purchaser understands that the Warrant Shares have not been registered under the Securities Act. Purchaser also understands that the Warrant Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser’s representations contained herein.

2.            Experience; Risk. Purchaser has such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of the purchase of the Warrant Shares and of protecting Purchaser’s interests in connection therewith. Purchaser is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risk of the investment, including complete loss of the investment.

3.            Investment. Purchaser is acquiring the Warrant Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. Purchaser understands that the Warrant Shares have not been registered under the Securities Act and applicable state securities laws (collectively, the “Acts”) by reason of a specific exemption from the registration provisions of the Acts which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations as expressed herein.

4.            Information. Purchaser has been furnished with all information which it deems necessary to evaluate the merits and risks of purchasing the Warrant Shares and has had the opportunity to ask questions concerning the Warrant Shares and the Company and all questions posed have been answered to its satisfaction. Purchaser has been given the opportunity to obtain any additional information it deems necessary to verify the accuracy of any information obtained concerning the Warrant Shares and the Company. Purchaser has such knowledge and experience in financial and business matters that it is able to evaluate the merits and risks of purchasing the Warrant Shares and to make an informed decision relating thereto.

5.            Restricted Securities; Restrictions on Transfer. Purchaser understands that the Warrant Shares will be “restricted securities” under applicable securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations the Warrant Shares may be resold without registration under the Acts only in certain limited circumstances. Purchaser acknowledges that the Warrant Shares must be held indefinitely unless subsequently registered under the Acts or an exemption from such registration is available. Purchaser agrees to execute and deliver a counterpart signature page, and become a party, to such agreements as other purchasers of Warrant Stock are a party to and such other stock transfer restriction, voting and other agreements as may be requested by the Company.

6.            No Public Market. Purchaser understands that no public market now exists for any of the securities issued by the Company and that there is no assurance that a public market will ever exist for such securities.

7.            Accredited Investor. Purchaser is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act. The Purchaser has considered the Federal and state income tax implications of the exercise of the Warrant and the purchase and subsequent sale of the Warrant Shares.

8.            Residence. If Purchaser is an individual, then Purchaser resides in the state or province identified in the address of Purchaser set forth below; if Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of Purchaser in which its investment decision was made is located at the address or addresses of Purchaser set forth below.

9.            Further Limitations on Disposition. Without in any way limiting the representations set forth above, Purchaser further agrees not to make any disposition of any Shares unless and until:

(i)            there is then in effect a registration statement under the Acts covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)            Purchaser shall have notified the Company of the proposed disposition, and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and, at the expense of Purchaser or its transferee, with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not requite registration of such securities under any of the Acts.

10.            Legends. Purchaser understands and agrees that any certificate or other instrument representing the Shares will bear a legend substantially similar to the legend set forth below:

THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR THE SECURITIES ISSUABLE UPON CONVERSION [EXERCISE] HEREOF MAYBE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.

2

The legend set forth above shall be removed by the Company from any certificate or other instrument representing the Shares upon delivery to the Company of an opinion of counsel reasonably satisfactory to the Company that a registration statement under the Securities Act is at that time in effect with respect to the legended security or that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Company issued the Shares.

Signature

Print Name:

Address:

3

NOTICE OF TRANSFER

[To be signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto the Assignee named below the rights and obligations represented by the within Warrant with respect to the number of shares of Warrant Stock of Amyris Biotechnologies, Inc. set forth below:

Name of Assignee	Address	No. of Shares

and appoints                                      attorney to transfer said right on the warrant register of                      with full power of substitution in the premises.

Dated:
(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

Address: